EXHIBIT 21.1

First Banks, Inc.

Subsidiaries

(As of December 31, 2010)

The following is a list of our subsidiaries and the jurisdiction of incorporation or organization:

Name of Subsidiary	Jurisdiction of Incorporation or Organization

The San Francisco Company	Delaware

First Bank	Missouri

FB Holdings, LLC (1)	Missouri

FBIN, Inc.	Nevada

FBSA California, Inc.	Missouri

FBSA Missouri, Inc.	Nevada

First Bank Business Capital, Inc.	Missouri

First Land Trustee Corp.	Missouri

HVIIHC, Inc.	Missouri

ILSIS, Inc.	Missouri

LC Resolution Corporation	Missouri

NT Resolution Corporation	Missouri

SBRHC, Inc.	Missouri

Small Business Loan Source LLC	Nevada
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(1)	First Bank owned 53.23% of FB Holdings, LLC at December 31, 2010.